Exhibit 10.2

NEXTEST SYSTEMS CORPORATION

STOCK OPTION AGREEMENT

Nextest Systems Corporation, a California corporation (the “Company”), hereby grants to                                  (the “Optionee”), an option (the “Option”) to purchase a total of                                                               (            ) shares of Common Stock (the “Shares”) of the Company, at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Company’s 1998 Equity Incentive Plan (the “Plan”), which is incorporated herein by this reference.

1. Nature of the Option. The Option is intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Option Price. The Option Price is $                         for each Share.

3. Vesting and Exercise of Option. The Option shall vest and become exercisable during its term in accordance with the provisions of Section 9 of the Plan as follows:

(a) Vesting and Right to Exercise.

(i) The Option shall vest as set forth in Exhibit A. Subject to the provisions of subparagraphs (ii) and (iii) below, the Optionee can exercise any portion of the Option which has vested until the expiration of the Option term.

(ii) In the event of the Optionee’s death, disability or other termination of employment, the exercisability of the Option shall be governed by Sections 9(d), (e) and (f) of the Plan.

(iii) The Option may not be exercised for fractional shares or for less than ten (10) Shares.

(b) Method of Exercise. In order to exercise any portion of this Option which has vested, the Optionee shall notify the Company in writing of the election to exercise the Option, the number of shares in respect of which the Option is being exercised, and shall execute and deliver to the Chief Financial Officer of the Company the Option Exercise Agreement in the form of Exhibit B hereto (the “Exercise Agreement”), and, if applicable, the Consent of Spouse, a form of which is attached as an exhibit to the Exercise Agreement. The Exercise Agreement must be accompanied by payment in full of the aggregate purchase price for the Shares to be purchased. The certificate or certificates representing Shares as to which this Option has been exercised shall be registered in the name of the Optionee.

(c) Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable Federal or state securities law or other law or regulation. Furthermore, the method and manner of payment of the Option Price will be subject to the rules under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation G”) as promulgated by the Federal Reserve Board if such rules apply to the Company at the date of exercise. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company at the time of exercise of this Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. Accordingly, the stock certificates for the Shares issued upon exercise of this Option may bear appropriate legends restricting transfer.

4. Non-Transferability of Option. This Option may be exercised during the lifetime of the Optionee only by the Optionee and, subject to the provisions of Sections 9(f) and 11 of the Plan, may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

5. Method of Payment. Payment of the exercise price shall be by check.

6. Adjustments Upon Changes in Capitalization or Merger. The number of Shares covered by this Option shall be adjusted in accordance with the provisions of Section 12 of the Plan in the event of changes in the capitalization or organization of the Company, or if the Company is a party to a merger or other corporate reorganization.

7. Term of Option. This Option may not be exercised more than ten (10) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

8. Not Employment Contract. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law. This is not an employment contract.

9. Income Tax Withholding.

The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by Federal, state or local laws as a result of the exercise of this Option. The Optionee agrees to notify the Company immediately in the event of any disqualifying disposition (within the meaning of Section 421(b) of the Code) of the shares acquired upon exercise of an incentive stock option. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the exercise of this Option, or a disqualifying disposition of the shares acquired upon exercise of an incentive stock option, the Optionee agrees to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not Optionee is an employee of the Company at that time.

DATE OF GRANT:             , 20

NEXTEST SYSTEMS CORPORATION

By:
Title:

The Optionee acknowledges receipt of a copy of the Plan, the Option Exercise Agreement and the exhibits referred to therein, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan.

Dated:                         , 20

CONSENT OF SPOUSE

I,                                     , spouse of the Optionee who executed the foregoing Agreement, hereby agree that my spouse’s interest in the shares of Nextest Systems Corporation Common Stock subject to said Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by said Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of said Agreement and this consent.

Dated:                         , 20

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